UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check all boxes that apply:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

TERRITORIAL BANCORP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Territorial Bancorp Reaffirms Its Board’s Commitment
to Proposed Merger with Hope Bancorp

Rejects Blue Hill Proposal as Highly Uncertain, Inferior to Hope Merger Agreement and Unlikely to Benefit Territorial Shareholders

HONOLULU, September 19, 2024 —Territorial Bancorp Inc. (“Territorial”) today reaffirmed the commitment of its Board of Directors to the proposed merger with Hope Bancorp, Inc. (“Hope”) that was announced on April 29, 2024. The announcement was made in response to an unsolicited proposal from Blue Hill Advisors LLC (“Blue Hill”) to acquire Territorial.

“The unsolicited letter from Blue Hill claims to provide a nominally higher purchase price, but there are significant factors making the proposal highly uncertain and inferior to the merger agreed upon with Hope,” said Allan S. Kitagawa, Chairman, CEO and President of Territorial. “The Territorial Board carefully considered the proposal on two separate occasions, and after weighing the advice of independent legal and financial advisors, the Board rejected the proposal. In comparison to the Hope merger, where we have an experienced acquiror and a fully negotiated merger agreement, and where all required regulatory applications have been made and are being processed, and no third-party financing is required, the Blue Hill proposal is highly speculative. We again urge shareholders to vote “yes” in favor of the proposed merger with Hope Bancorp.”

The Blue Hill proposal was found to contain multiple flaws:

•	It was made on behalf of a group of largely unidentified investors who provided no evidence that they possessed the financial means to back up their offer.

•	Similarly, no evidence was provided to assure the Territorial Board that the unidentified investor group could secure the required regulatory approvals promptly, if at all.

•	The proposal was subject to a variety of conditions, including due diligence as well as the completion of a tender offer where at least 70% of Territorial’s outstanding shares are submitted for cancellation. By contrast, a detailed due diligence review has already been completed and only a minimal number of remaining conditions are needed to complete the Hope merger.

These and other aspects of the Blue Hill proposal led the Territorial Board to reject it in the long-term interests of shareholders.

The proposed merger with Hope is expected to bring together two companies that share long-standing commitments to their customers and communities. Territorial’s customers will continue to benefit from the bank’s strong focus on relationship banking, personalized service and tailored financial solutions. At the same time, the proposed combination is expected to strengthen Territorial for the long term, providing many advantages for its customers and employees as it becomes part of a larger organization with greater resources, enhanced technology platforms, and an expanded array of banking products and services.

Additional Information about the Hope Merger and Where to Find It

In connection with the proposed Hope Merger, Hope has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, containing the Proxy Prospectus, which has been mailed or otherwise delivered to Territorial’s stockholders on or about August 29, 2024, as supplemented September 12, 2024.  Hope and Territorial may file additional relevant materials with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  You may obtain any of the documents filed with or furnished to the SEC by Hope or Territorial at no cost from the SEC’s website at www.sec.gov.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii, and has 28 branch offices in the state of Hawaii. For additional information, please visit https://www.tsbhawaii.bank.

# # #